Exhibit 99.1
BANKUNITED, INC. REPORTS SECOND QUARTER 2025 RESULTS

Miami Lakes, Fla. — July 23, 2025 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2025.
"This was an outstanding quarter - we continued to deliver on key priorities with strong NIDDA growth and continued margin expansion" said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended June 30, 2025, the Company reported net income of $68.8 million, or $0.91 per diluted share, an 18% increase over $58.5 million, or $0.78 per diluted share for the immediately preceding quarter ended March 31, 2025. For the quarter ended June 30, 2024, net income was $53.7 million, or $0.72 per diluted share. For the six months ended June 30, 2025, net income was $127.2 million, or $1.68 per diluted share compared to $101.7 million, or $1.36 per diluted share for the six months ended June 30, 2024, an increase of 25%.
Quarterly Highlights
•As expected, the net interest margin, calculated on a tax-equivalent basis, expanded by 0.12%, to 2.93% for the quarter ended June 30, 2025 from 2.81% for the immediately preceding quarter. Net interest income grew by $13.0 million, or 5.6% compared to the prior quarter.
•The Company's funding profile continued to improve this quarter. Non-interest bearing demand deposits ("NIDDA") grew by $1.0 billion, or 13%, to 32% of total deposits, up from 29% at March 31, 2025. NIDDA was also up $1.0 billion compared to June 30, 2024, one year ago. Average NIDDA grew $581 million for the quarter ended June 30, 2025.
•Non-brokered deposits grew by $1.2 billion, or 5.1%, for the quarter ended June 30, 2025 while total deposits grew by $588 million.
•The average cost of total deposits declined by 0.11% to 2.47% for the quarter ended June 30, 2025 from 2.58% for the immediately preceding quarter ended March 31, 2025. The spot APY of total deposits declined by 0.15% to 2.37% at June 30, 2025 from 2.52% at March 31, 2025. The spot APY of total deposits was 3.09% at June 30, 2024, one year ago.
•Wholesale funding, including FHLB advances and brokered deposits, declined by $749 million for the quarter ended June 30, 2025.
•For the quarter ended June 30, 2025, CRE loans grew by $267 million, largely in line with our expectations. C&I loans declined by $199 million; a continued high level of unscheduled payoffs and some strategic exits impacted C&I growth. Consistent with our balance sheet strategy, the residential, franchise, equipment and municipal finance portfolios declined by a combined $171 million. Total loans declined by $56 million for the quarter ended June 30, 2025.
•The loan to deposit ratio declined to 83.6% at June 30, 2025, from 85.5% at March 31, 2025.
•With respect to credit, total criticized and classified loans declined by $156 million for the quarter ended June 30, 2025. We experienced net migration of $117 million of loans to non-accrual for the quarter, the majority of which, not unexpectedly, was attributable to office exposure. The NPA ratio at June 30, 2025 was 1.08%, including 0.10% related to the guaranteed portion of non-accrual SBA loans, compared to 0.76%, including 0.09% related to the guaranteed portion of non-accrual SBA loans, at March 31, 2025. The annualized net charge-off ratio for the six months ended June 30, 2025 was 0.27%; the net charge-off ratio for the trailing twelve months was 0.23%.
•The ratio of the ACL to total loans was 0.93% at June 30, 2025, compared to 0.92% at the prior quarter-end. The ratio of the ACL to non-performing loans was 59.18%. The ACL to loans ratio for commercial portfolio sub-segments including C&I, CRE, franchise finance and equipment finance was 1.36% at June 30, 2025 and the ACL to loans ratio for CRE office loans was 1.92%. The provision for credit losses was $15.7 million for the quarter ended June 30, 2025 compared to $15.1 million for the preceding quarter.

•At June 30, 2025, the weighted average LTV of the CRE portfolio was 54.2%, the weighted average DSCR was 1.76, 51% of the portfolio was collateralized by properties located in Florida and 24% was collateralized by properties located in the New York tri-state area. For the office sub-segment, the weighted average LTV was 63.3%, the weighted average DSCR was 1.52, 59% was collateralized by properties in Florida, substantially all of which was suburban, and 22% was collateralized by properties located in the New York tri-state area.
•Our capital position is robust. At June 30, 2025, CET1 was 12.2% at a consolidated level. Pro-forma CET1 including accumulated other comprehensive income was 11.3% at June 30, 2025. The ratio of tangible common equity to tangible assets increased to 8.1% at June 30, 2025.
•Book value and tangible book value per common share continued to accrete, to $39.26 and $38.23, respectively, at June 30, 2025 compared to $38.51 and $37.48, respectively, at March 31, 2025 and $36.11 and $35.07, respectively, at June 30, 2024. This represents a 9% year-over-year increase in tangible book value per share.
•As previously announced, we are excited about the launch of new wholesale banking offices in Morristown, NJ and Charlotte, NC.
•On July 22, 2025, the Company's Board of Directors authorized the repurchase of up to $100 million in shares of its outstanding common stock. Any repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, the Company’s capital position and amount of retained earnings, regulatory requirements and other considerations. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued at any time.
•On July 22, 2025, the Company's Board of Directors authorized the redemption of all of its outstanding 4.875% senior notes due November 2025.
Loans
Loan portfolio composition at the dates indicated follows (dollars in thousands):

	June 30, 2025		March 31, 2025		December 31, 2024
Core C&I and CRE segments:
Non-owner occupied commercial real estate	$5,829,835	24.4%	$5,602,711	23.4%	$5,652,203	23.3%
Construction and land	643,630	2.7%	603,385	2.5%	561,989	2.3%
Owner occupied commercial real estate	1,942,076	8.1%	1,967,984	8.2%	1,941,004	8.0%
Commercial and industrial	6,743,739	28.2%	6,916,996	28.8%	7,042,222	28.9%
	15,159,280	63.4%	15,091,076	62.9%	15,197,418	62.5%
Franchise and equipment finance	149,022	0.6%	165,095	0.7%	213,477	0.9%
Pinnacle - municipal finance	694,639	2.9%	688,986	2.9%	720,661	3.0%
Mortgage warehouse lending ("MWL")	626,589	2.6%	580,248	2.4%	585,610	2.4%
Residential	7,303,997	30.5%	7,464,494	31.1%	7,580,814	31.2%
	$23,933,527	100.0%	$23,989,899	100.0%	$24,297,980	100.0%
For the quarter ended June 30, 2025, the core C&I and CRE portfolio segments grew by a net $68 million. The CRE portfolio grew by $267 million while the C&I portfolio declined by $199 million. A continued high level of unscheduled payoffs and strategic exits contributed to this decline. MWL grew by $46 million. Consistent with our balance sheet strategy, residential loans declined by $160 million.
Our commercial real estate exposure totaled 27% of loans and 185% of the Bank's total risk based capital at June 30, 2025. By comparison, based on call report data as of March 31, 2025 for banks with between $10 billion and $100 billion in assets, the median level of CRE to total loans was 35% and the median level of CRE to total risk based capital was 217%.

Asset Quality and the ACL
The following table presents information about the ACL at the dates indicated as well as net charge-off rates for the periods ended June 30, 2025, March 31, 2025 and December 31, 2024 (dollars in thousands):

	ACL	ACL to Total Loans	Commercial ACL to Commercial Loans(2)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2024	$223,153	0.92%	1.37%	89.01%	0.16%
March 31, 2025	$219,747	0.92%	1.34%	84.58%	0.33%
June 30, 2025	$222,730	0.93%	1.36%	59.18%	0.27%

(1)    Annualized for the three months ended March 31, 2025 and the six months ended June 30, 2025; ratio for December 31, 2024 represents annual net charge-off rate.
(2)    For purposes of this ratio, commercial loans includes the core C&I and CRE sub-segments as presented in the table above as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
The ACL at June 30, 2025 represents management's estimate of lifetime expected credit losses, or the amount of amortized cost not expected to be collected, given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended June 30, 2025, the provision for credit losses, including portions related to both funded and unfunded loan commitments, was $15.7 million, compared to $15.1 million for the immediately preceding quarter ended March 31, 2025 and $19.5 million for the quarter ended June 30, 2024. Factors impacting the provision for credit losses and increase in the ACL for the quarter included increases in specific reserves and deterioration in the economic forecast, substantially offset by the impact of upgrades and payoffs of criticized and classified commercial loans, some reduction in certain qualitative factors and net charge-offs. The quarter-over-quarter decline in the ratio of the ACL to non-performing loans is related to non-performing loans that have no or relatively low related ACL due to the adequacy of estimated collateral value to cover the remaining outstanding balance, which is in some cases net of partial charge-offs recognized.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Beginning balance	$219,747	$223,153	$217,556	$223,153	$202,689
Provision	15,694	15,963	21,823	31,657	37,628
Net charge-offs	(12,711)	(19,369)	(13,681)	(32,080)	(14,619)
Ending balance	$222,730	$219,747	$225,698	$222,730	$225,698
As detailed in the following table, criticized and classified commercial loans declined during the quarter ended June 30, 2025 (in thousands):

	June 30, 2025		March 31, 2025		December 31, 2024
	CRE	Total Commercial	CRE	Total Commercial	CRE	Total Commercial
Special mention	$88,959	$130,879	$70,579	$193,206	$58,771	$262,387
Substandard - accruing	520,955	745,811	649,867	962,342	633,614	894,754
Substandard - non-accruing	152,634	317,958	92,648	227,567	95,378	219,758
Doubtful	—	34,639	—	2,026	—	6,856
Total	$762,548	$1,229,287	$813,094	$1,385,141	$787,763	$1,383,755
Total criticized and classified loans declined by $156 million for the quarter ended June 30, 2025, although total non-accrual loans increased by $117 million. Of the net increase, $86 million was office related exposure. At June 30, 2025, 75% of non-accrual loans were current.

Net Interest Income
Net interest income for the quarter ended June 30, 2025 was $246.1 million, compared to $233.1 million for the immediately preceding quarter ended March 31, 2025, a 5.6% increase. Net interest income increased by 8.9% compared to $226.0 million for the quarter ended June 30, 2024. Interest income increased by $10.1 million for the quarter ended June 30, 2025 while interest expense decreased by $2.9 million. The quarter-over-quarter increase in interest income was primarily related to higher yields on loans. The decline in interest expense related to both a lower average cost of funds and lower average balance of interest bearing liabilities.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.12% to 2.93% for the quarter ended June 30, 2025, from 2.81% for the immediately preceding quarter ended March 31, 2025. Factors impacting the net interest margin for the quarter ended June 30, 2025 were:
•The net interest margin was positively impacted by the increase in average NIDDA as a percentage of both total deposits and total funding. Average NIDDA grew by $581 million for the quarter ended June 30, 2025, while average interest bearing deposits declined by $290 million.
•The average rate paid on interest bearing deposits declined to 3.48% for the quarter ended June 30, 2025, from 3.54% for the quarter ended March 31, 2025. This decline reflected the maturity of higher-rate term deposits, a reduction in higher priced brokered deposits and continued pricing discipline.
•The tax-equivalent yield on loans increased to 5.55% for the quarter ended June 30, 2025, from 5.48% for the quarter ended March 31, 2025. This increase reflects the origination of new loans at higher rates, paydowns and maturities of lower rate loans and balance sheet repositioning.
•The average rate paid on FHLB advances increased to 3.79% for the quarter ended June 30, 2025 from 3.69% for the quarter ended March 31, 2025, primarily due to the expiration of cash flow hedges, partially offset by maturities of higher rate advances.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, July 23, 2025 with Chairman, President and Chief Executive Officer Rajinder P. Singh, Chief Financial Officer Leslie N. Lunak and Chief Operating Officer Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register-conf.media-server.com/register/BI81e8f26b6a09415db30bca2bdb4ac949. For those unable to join the live event, an archived webcast will be available on the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.5 billion at June 30, 2025, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida, with operations in Florida, New York, Dallas, Atlanta, Morristown, New Jersey, and Charlotte, North Carolina. BankUnited provides a full range of consumer and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions, and offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official, LinkedIn @BankUnited and on X @BankUnited.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitation) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as but not limited to adverse events or conditions impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2025	March 31, 2025	December 31, 2024
ASSETS
Cash and due from banks:
Non-interest bearing	$15,595	$12,727	$12,078
Interest bearing	785,699	431,018	479,038
Cash and cash equivalents	801,294	443,745	491,116
Investment securities	9,401,071	9,099,809	9,130,244
Non-marketable equity securities	174,234	181,359	206,297
Loans	23,933,527	23,989,899	24,297,980
Allowance for credit losses	(222,730)	(219,747)	(223,153)
Loans, net	23,710,797	23,770,152	24,074,827
Bank owned life insurance	294,855	293,886	284,570
Operating lease equipment, net	214,455	218,621	223,844
Goodwill	77,637	77,637	77,637
Other assets	785,364	746,788	753,207
Total assets	$35,459,707	$34,831,997	$35,241,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$9,112,888	$8,069,275	$7,616,182
Interest bearing	5,583,663	4,776,223	4,892,814
Savings and money market	10,171,156	10,788,919	11,055,418
Time	3,778,234	4,423,408	4,301,289
Total deposits	28,645,941	28,057,825	27,865,703
FHLB advances	2,255,000	2,405,000	2,930,000
Notes and other borrowings	708,937	709,091	708,553
Other liabilities	896,812	762,499	923,168
Total liabilities	32,506,690	31,934,415	32,427,424

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 75,218,911, 75,242,048 and 74,748,370 shares issued and outstanding	752	752	747
Paid-in capital	306,271	301,321	301,672
Retained earnings	2,877,237	2,831,743	2,796,440
Accumulated other comprehensive loss	(231,243)	(236,234)	(284,541)
Total stockholders' equity	2,953,017	2,897,582	2,814,318
Total liabilities and stockholders' equity	$35,459,707	$34,831,997	$35,241,742

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest income:
Loans	$328,090	$321,384	$350,604	$649,474	$697,861
Investment securities	117,346	113,869	123,708	231,215	247,887
Other	8,343	8,436	8,986	16,779	19,024
Total interest income	453,779	443,689	483,298	897,468	964,772
Interest expense:
Deposits	170,695	174,210	208,091	344,905	418,089
Borrowings	36,965	36,340	49,185	73,305	105,804
Total interest expense	207,660	210,550	257,276	418,210	523,893
Net interest income before provision for credit losses	246,119	233,139	226,022	479,258	440,879
Provision for credit losses	15,698	15,111	19,538	30,809	34,823
Net interest income after provision for credit losses	230,421	218,028	206,484	448,449	406,056
Non-interest income:
Deposit service charges and fees	5,323	5,235	4,909	10,558	10,222
Lease financing	4,612	4,313	5,640	8,925	17,080
Other non-interest income	17,875	12,722	13,636	30,597	23,760
Total non-interest income	27,810	22,270	24,185	50,080	51,062
Non-interest expense:
Employee compensation and benefits	83,153	82,746	75,588	165,899	151,508
Occupancy and equipment	10,945	11,343	10,973	22,288	21,542
Deposit insurance expense	6,976	7,227	8,530	14,203	22,060
Technology	23,492	22,780	20,567	46,272	40,882
Depreciation of operating lease equipment	3,869	4,009	7,896	7,878	17,109
Other non-interest expense	35,892	32,121	34,152	68,013	63,845
Total non-interest expense	164,327	160,226	157,706	324,553	316,946
Income before income taxes	93,904	80,072	72,963	173,976	140,172
Provision for income taxes	25,138	21,596	19,230	46,734	38,459
Net income	$68,766	$58,476	$53,733	$127,242	$101,713
Earnings per common share, basic	$0.91	$0.78	$0.72	$1.70	$1.36
Earnings per common share, diluted	$0.91	$0.78	$0.72	$1.68	$1.36

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,			Three Months Ended March 31,			Three Months Ended June 30,
	2025			2025			2024
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,901,218	$330,805	5.55%	$23,933,938	$324,113	5.48%	$24,290,169	$353,707	5.85%
Investment securities (3)	9,352,504	118,046	5.06%	9,104,228	114,590	5.07%	8,894,517	124,572	5.60%
Other interest earning assets	807,721	8,343	4.14%	788,547	8,436	4.33%	711,586	8,986	5.08%
Total interest earning assets	34,061,443	457,194	5.38%	33,826,713	447,139	5.34%	33,896,272	487,265	5.77%
Allowance for credit losses	(227,191)			(228,158)			(225,161)
Non-interest earning assets	1,370,990			1,376,904			1,571,649
Total assets	$35,205,242			$34,975,459			$35,242,760
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$5,407,538	$45,689	3.39%	$4,811,826	$39,893	3.36%	$3,742,071	$35,249	3.79%
Savings and money market deposits	10,355,700	88,023	3.41%	10,833,734	91,779	3.44%	11,176,000	118,945	4.28%
Time deposits	3,919,526	36,983	3.79%	4,326,750	42,538	3.99%	4,750,640	53,897	4.56%
Total interest bearing deposits	19,682,764	170,695	3.48%	19,972,310	174,210	3.54%	19,668,711	208,091	4.26%
FHLB advances	2,941,264	27,828	3.79%	2,991,389	27,206	3.69%	3,764,286	40,032	4.28%
Notes and other borrowings	709,081	9,137	5.16%	709,037	9,134	5.15%	711,167	9,153	5.15%
Total interest bearing liabilities	23,333,109	207,660	3.57%	23,672,736	210,550	3.61%	24,144,164	257,276	4.28%
Non-interest bearing demand deposits	7,993,915			7,413,117			7,448,633
Other non-interest bearing liabilities	931,879			1,004,917			960,691
Total liabilities	32,258,903			32,090,770			32,553,488
Stockholders' equity	2,946,339			2,884,689			2,689,272
Total liabilities and stockholders' equity	$35,205,242			$34,975,459			$35,242,760
Net interest income		$249,534			$236,589			$229,989
Interest rate spread			1.81%			1.73%			1.49%
Net interest margin			2.93%			2.81%			2.72%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2025			2024
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$23,917,488	$654,918	5.51%	$24,313,806	$704,149	5.82%
Investment securities (3)	9,229,050	232,636	5.06%	8,923,485	249,596	5.59%
Other interest earning assets	801,797	16,779	4.22%	737,523	19,024	5.19%
Total interest earning assets	33,948,335	904,333	5.36%	33,974,814	972,769	5.74%
Allowance for credit losses	(227,672)			(215,954)
Non-interest earning assets	1,370,321			1,580,491
Total assets	$35,090,984			$35,339,351
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$5,111,328	$85,582	3.37%	$3,663,217	$68,756	3.77%
Savings and money market deposits	10,593,396	179,802	3.42%	11,205,130	237,584	4.26%
Time deposits	4,122,014	79,521	3.89%	4,990,909	111,749	4.50%
Total interest bearing deposits	19,826,738	344,905	3.50%	19,859,256	418,089	4.23%
FHLB advances	2,966,188	55,034	3.74%	4,167,253	87,528	4.22%
Notes and other borrowings	709,059	18,271	5.16%	710,092	18,276	5.15%
Total interest bearing liabilities	23,501,985	418,210	3.58%	24,736,601	523,893	4.26%
Non-interest bearing demand deposits	7,705,120			7,004,780
Other non-interest bearing liabilities	968,195			933,479
Total liabilities	32,175,300			32,674,860
Stockholders' equity	2,915,684			2,664,491
Total liabilities and stockholders' equity	$35,090,984			$35,339,351
Net interest income		$486,123			$448,876
Interest rate spread			1.78%			1.48%
Net interest margin			2.87%			2.64%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended			Six Months Ended
c	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Basic earnings per common share:
Numerator:
Net income	$68,766	$58,476	$53,733	$127,242	$101,713
Distributed and undistributed earnings allocated to participating securities	(979)	(821)	(748)	(1,799)	(1,429)
Income allocated to common stockholders for basic earnings per common share	$67,787	$57,655	$52,985	$125,443	$100,284
Denominator:
Weighted average common shares outstanding	75,222,756	74,918,750	74,762,498	75,071,593	74,635,803
Less average unvested stock awards	(1,124,872)	(1,101,408)	(1,110,233)	(1,113,205)	(1,119,035)
Weighted average shares for basic earnings per common share	74,097,884	73,817,342	73,652,265	73,958,388	73,516,768
Basic earnings per common share	$0.91	$0.78	$0.72	$1.70	$1.36
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$67,787	$57,655	$52,985	$125,443	$100,284
Adjustment for earnings reallocated from participating securities	5	4	2	9	4
Income used in calculating diluted earnings per common share	$67,792	$57,659	$52,987	$125,452	$100,288
Denominator:
Weighted average shares for basic earnings per common share	74,097,884	73,817,342	73,652,265	73,958,388	73,516,768
Dilutive effect of certain share-based awards	523,812	562,488	365,988	543,043	310,906
Weighted average shares for diluted earnings per common share	74,621,696	74,379,830	74,018,253	74,501,431	73,827,674
Diluted earnings per common share	$0.91	$0.78	$0.72	$1.68	$1.36

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Financial ratios (4)
Return on average assets	0.78%	0.68%	0.61%	0.73%	0.58%
Return on average stockholders’ equity	9.4%	8.2%	8.0%	8.8%	7.7%
Net interest margin (3)	2.93%	2.81%	2.72%	2.87%	2.64%
Loans to deposits	83.6%	85.5%	88.7%	83.6%	88.7%
Tangible book value per common share	$38.23	$37.48	$35.07	$38.23	$35.07

	June 30, 2025	March 31, 2025	December 31, 2024
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.57%	1.08%	1.03%
Non-performing assets to total assets (2)(5)	1.08%	0.76%	0.73%
ACL to total loans	0.93%	0.92%	0.92%
Commercial ACL to commercial loans (6)	1.36%	1.34%	1.37%
ACL to non-performing loans (1)(5)	59.18%	84.58%	89.01%
Net charge-offs to average loans(7)	0.27%	0.33%	0.16%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4)    Annualized for the three and six month periods as applicable.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $35.9 million or 0.15% of total loans and 0.10% of total assets at June 30, 2025, $33.0 million or 0.14% of total loans and 0.09% of total assets at March 31, 2025, and $34.3 million or 0.14% of total loans and 0.10% of total assets at December 31, 2024.
(6)    For purposes of this ratio, commercial loans includes the C&I and CRE sub-segments, as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
(7)    Annualized for the three months ended March 31, 2025 and the six months ended June 30, 2025; ratio for December 31, 2024 represents annual net charge-off rate.

	June 30, 2025		March 31, 2025		December 31, 2024		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.8%	9.3%	8.7%	9.5%	8.5%	9.7%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.2%	13.0%	12.2%	13.4%	12.0%	13.7%	6.5%
Total risk-based capital	14.3%	13.9%	14.3%	14.3%	14.1%	14.6%	10.0%
Tangible Common Equity/Tangible Assets	8.1%	N/A	8.1%	N/A	7.8%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	June 30, 2025	March 31, 2025	June 30, 2024
Total stockholders’ equity	$2,953,017	$2,897,582	$2,699,348
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,875,380	$2,819,945	$2,621,711

Common shares issued and outstanding	75,218,911	75,242,048	74,758,609

Book value per common share	$39.26	$38.51	$36.11

Tangible book value per common share	$38.23	$37.48	$35.07